Oppenheimer Equity Income Fund, Inc.
NSAR Exhibit – Item 77Q

Post-Effective Amendment No. 25 (2-27-12) to the Registration Statement of Oppenheimer Equity Income Fund, Inc. (the “Registrant”), Accession Number 0000728889-12-000372, which includes Articles Supplementary dated 2-21-12 to the Articles of Amendment and Restatement of the Fund, is hereby incorporated by reference in response to Item 77I of the Registrant’s Form N-SAR.